Exhibit 99.1

Picard Medical Announces Up to $50 Million Senior Secured Debt Financing

Tucson, Ariz. Dec. 24, 2025. Picard Medical, Inc. (NYSE American: PMI) (“Picard” or the “Company”), parent company of SynCardia Systems LLC, maker of the world’s first total artificial heart approved by both the U.S. FDA and Health Canada, today announced that it has entered into a definitive agreement for a private placement financing of up to $50.0 million aggregate principal amount of senior secured notes due 2028 together with warrants to purchase common stock of the Company. WestPark Capital Inc. served as Sole Placement Agent.

The Company expects to issue an initial $15.0 million principal amount of notes at closing with the option to fund up to an additional $35.0 million principal amount in one or more tranches subject to certain conditions. The notes will be senior secured obligations of the Company.

The Company intends to use the net proceeds for working capital and general corporate purposes.

The securities have not been registered under the Securities Act of 1933 as amended or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world. For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, http://www.sec.gov.

Contact:

Investors
Eric Ribner
Managing Director
LifeSci Advisors LLC
eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC
IR@picardmedical.com

General/Media
Brittany Lanza
blanza@syncardia.com